Exhibit 23.1

Tower Bridge House St Katharine’s Way London E1W 1DD Tel: +44 (0)20 7063 4000 www.mazars.co.uk

The Board of Directors
Tiziana Life Sciences Ltd

Clarendon House
2 Church Street
Hamilton
HM 11
Bermuda

February 1, 2022

Dear Sirs

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to Form F-3 dated February 1, 2022.

We have issued our report dated May 17, 2021 with respect to the consolidated financial statements of Tiziana Life Sciences plc included in the Annual Report on Form 20-F for the years ended December 31, 2020 and December 31, 2019, which are incorporated by reference in this Registration statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ Mazars LLP

Mazars LLP

London

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at Tower Bridge House, St Katharine’s Way, London E1W 1DD. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73